SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

July 2, 2009

Date of Report

(Date of earliest event reported)

LKA INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-17106	91-1428250
(State or other jurisdiction of incorporation(	(Commission File No.)	(IRS Employer I.D. No.)

3724 47th Street Ct. N.W.

Gig Harbor, Washington  98335

 (Address of Principal Executive Offices)

(253) 851-7486

Registrant's Telephone Number

N/A

 (Former Name or Former Address if changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective as of July 2, 2009, LKA International, Inc., a Delaware corporation (the “Company”) and PanAmerica Capital Group, a Panama corporation (“PanAmerica”) executed a Subscription Agreement by which the Company issued to PanAmerica a promissory note in the principal amount of $545,090, and bearing interest at 10 percent per year (the “Promissory Note”).  The outstanding principal and interest on the Promissory Note shall be payable in five equal installments, with the first installment to be due on January 1, 2010, and each subsequent installment due on the date that is three months after the due date of the immediately preceding installment.  In lieu of the payment of principal and interest as outlined above, the Noteholder may elect to receive all or a portion of each installment in cash amounts equivalent to the value of 140 troy ounces of gold as determined by the closing spot price of gold on COMEX on the business day immediately preceding the due date of such installment.

The Promissory Note is secured by a first charge over the Company’s patented claims.

PanAmerica’s principal is the brother of the Company’s President, Kye A. Abraham.  Mr. Abraham disclaims any beneficial interest whatsoever in the Promissory Note or other assets of PanAmerica and further disclaims any affiliate relationship therewith.

Item 9.01.   Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

               None; not applicable.

(b)  Pro Forma Financial Information.

               None; not applicable.

(c)  Shell Company Transactions.

None; not applicable.

(d)  Exhibits.

Exhibit

Number                   Description

  10.1

   Subscription Agreement with PanAmerica

  10.2

   Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LKA INTERNATIONAL, INC.

Date: 7/7/09

By  /s/ Kye A. Abraham

Kye A. Abraham, President